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                                                                   EXHIBIT 10.34



                                 March 12, 1999


Trans Cosmos, Inc.
Planning and Administration
Sumitomoseimei Akasaka Bldg.
3-3-3, Akasaka
Minato-ku, Tokyo 107-0052
JAPAN

Attention: Mr. Koki Okuda, Chairman and CEO

Ladies and Gentlemen:

            This letter agreement (together with all Exhibits and attachments hereto, this "Letter"), upon your execution and return, will confirm the binding agreement between autobytel.com inc., a Delaware corporation ("ABT"), and Trans Cosmos, Inc. (the "Transaction Partner") regarding the establishment in Japan of autobytel.jp ("ABT Japan") as a KABUSHIKI KAISHA in accordance with the laws of Japan by and among ABT, the Transaction Partner and certain other parties, and the operation of ABT Japan's business thereafter (collectively, the "Transaction").

            1. Purpose. ABT Japan will be responsible for (i) implementing dealer, consumer and manufacturer offerings in Japan, (ii) ABT brand protocols in Japan, (iii) establishing relationships with Japanese vehicle manufacturers,
(iv) coordinating the ABT Japan Cyberstore and (v) engaging in such other businesses relating to Internet automotive distribution and automotive sales as is appropriate. The initial business model of ABT Japan, in accordance with which the Transaction Partner and ABT expect that ABT Japan's business will be carried out and which includes ABT Japan's obligations to ABT, is attached hereto as EXHIBIT A (the "Initial Business Plan") and is expressly agreed to by the parties hereto.

            2. Corporate Structure. ABT will initially incorporate ABT Japan as a KABUSHIKI KAISHA in accordance with the laws of Japan. ABT Japan's initial paid-in capital amount upon incorporation will be (Y)12,400,000 with 248 issued and outstanding shares of



[*] Confidential treatment has been requested
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Trans Cosmos, Inc.
March 12, 1999
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common stock bearing the par value of (Y)50,000 per share, all of which shares will be subscribed to for cash at the par value per share and owned by ABT. Immediately after the incorporation of ABT Japan, ABT will cause ABT Japan to issue up to 496 shares of common stock to the Transaction Partner and the other partners selected by either ABT or the Transaction Partner (subject to ABT approval) (such other partners, together with the Transaction Partner, being collectively referred to herein as the "Japanese Shareholders") at cash price of
(Y)2,500,000 per share. Promptly after the issuance of 496 shares in total to the Transaction Partner and the other Japanese Shareholders, ABT and the Transaction Partner, together with the other Japanese Shareholders, will cause ABT Japan to split its shares of common stock at the ratio of one (1) to thirty-three (33) (the "Stock Split").

            3. Investment.

               (a) As described above, prior to the Stock Split, the Transaction Partner will invest in the capital stock of ABT Japan jointly with other Japanese Shareholders. The Transaction Partner will initially subscribe to [*] shares of common stock of ABT Japan for an aggregate cash contribution to ABT Japan of [*].

               (b) It is contemplated that the total initial investment by all Japanese Shareholders in ABT Japan will be (Y)1,240,000,000 (the "Initial Investment").

               (c) In addition, the Transaction Partner shall fund its proportionate share (computed as a ratio of the shares of common stock of ABT Japan held by the Transaction Partner to all shares of common stock of ABT Japan held by all Japanese Shareholders) of ABT Japan's operating losses for at least three years following ABT Japan's commencement of operations by subscribing in cash to additional shares of common stock of ABT Japan; provided, however, that the Transaction Partner shall not be obligated under this paragraph to purchase such additional shares of common stock in an aggregate amount exceeding
[*], and all Japanese Shareholders shall not be collectively obligated to purchase such additional shares of common stock in an aggregate amount exceeding
(Y)1,240,000,000 (the "Secondary Investment"). ABT will have the right to provide, or cause to be provided, any additional financing required by ABT Japan after the Initial Investment and the Secondary Investment made by the Japanese Shareholders as contemplated hereby. Without regard to ABT's determination whether or not to provide such financing, ABT will nonetheless, at all times, have preemptive rights to maintain its then current proportionate equity position in ABT Japan.


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Trans Cosmos, Inc.
March 12, 1999
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            4. Other Japanese Shareholders. The parties hereto acknowledge that, at present, it is contemplated that the Japanese Shareholders will collectively subscribe, prior to the Stock Split, to 496 shares of common stock of ABT Japan for an aggregate cash investment of (Y)1,240,000,000. The Transaction Partner expressly acknowledges and agrees that, even in the event that the Japanese Shareholders (other than the Transaction Partner) shall ultimately invest an aggregate amount which is less than [*] in the capital stock of ABT Japan, the Transaction Partner shall nevertheless make the investments set forth in Paragraph 3 above, and perform all of its other obligations under this Letter.

            5. License. ABT will license its name, technology, business methodologies and know how to ABT Japan, and ABT Japan will use the name "autobytel.jp" and otherwise obtain from ABT existing U.S. technology and operating support pursuant to a license agreement, the form of which is attached hereto as EXHIBIT B and hereby approved by the parties hereto (the "License Agreement"). As set forth in Exhibit B, the total and entire fee to be paid by ABT Japan to ABT under the License Agreement will be [*] of gross revenues, subject to an annual minimum fee of U.S. [*] million, which will be payable in the forms of (i) the Minimum Annual License Fee of U.S. [*] and (ii) the
Minimum Annual Maintenance Fee of U.S. [*]. For the first year, U.S. [*] out of the Minimum Annual License Fee will be paid by ABT Japan on or promptly after the execution of the License Agreement as the Initial Transfer Fee to cover ABT's initial costs associated with transferring ABT's technology, business methodologies and know-how, etc. to ABT Japan.

            6. Board of Directors. Following the subscription of shares by the Transaction Partner and other Japanese Shareholders pursuant to Paragraph 3, ABT shall have the right to designate such number of directors to the board of directors of ABT Japan ("Board") constituting 33-1/3% of the Board, such number being rounded upward to the nearest whole number.

            7. Buy Back Option. If ABT Japan is a private company and its net loss exceeds, on a cumulative basis, the worst case earnings projections as set forth in the Initial Business Plan (or any subsequent business plan which has been approved by ABT, the Transaction Partner and the other Japanese Shareholders in writing) during the [*] period immediately following ABT Japan's incorporation, then ABT shall have the right, for a period of twelve (12) months following the lapse of such period, to buy back for cash or shares of ABT common stock, at ABT's option, the Transaction Partner's (and its transferees') investment in ABT Japan at [*].


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Trans Cosmos, Inc.
March 12, 1999
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            8. Non-Competition. The Transaction Partner represents and warrants to ABT that, as of the date hereof and except as set forth in EXHIBIT C, it has neither entered into, nor otherwise engaged in, any Restricted Business in Japan, whether as owner, manager, investor (except for less than 3% interests in publicly-held companies), partner, joint venturer, consultant, agent or supplier. From the date hereof and continuing until one year after the Transaction Partner shall no longer be a shareholder of ABT Japan, the Transaction Partner shall not enter into or otherwise engage in any Restricted Business in Japan, whether as owner, manager, investor (except for less than 3% interests in publicly-held companies), partner, joint venturer, consultant, agent or supplier, except to the extent entered into or otherwise engaged in as of the date hereof as set forth in Exhibit C. For purposes of this Letter, "Restricted Business" means any enterprise of any form whatsoever which utilizes the internet (a) to aggregate motor vehicle manufacturers, dealers and distributors, and (b) to route motor vehicle purchase or lease requests and other consumer information to such motor vehicle manufacturers, dealers or distributors.

            9. Common Stock of ABT. The Transaction Partner has requested that shares of ABT common stock be sold to the Transaction Partner and to certain other Japanese Shareholders. If and only if (a) ABT shall have received, on or before the date and time set forth in the last paragraph of this Letter, letter agreements substantially in the form attached hereto as EXHIBIT D duly executed and delivered by each of the Japanese Shareholders listed in Exhibit E, and (b) the aggregate amount committed to be invested by such Japanese Shareholders in the common stock of ABT Japan as set forth in Paragraph 3(a) of such letter agreements equals or exceeds (Y)770,000,000, and (c) ABT shall have received, on or before the date and time set forth in the last paragraph of this Letter, nonbinding letter agreements substantially in the form attached hereto as EXHIBITS F-1, F-2 AND F-3, duly executed and delivered by Itochu Corporation, Orient Corporation and Recruit Co., Ltd., respectively, then ABT shall agree to use commercially reasonable efforts in consultation with the underwriters of ABT's initial public offering to respond to the request to purchase shares of ABT common stock in the initial public offering by the Transaction Partner and such other Japanese Shareholders in the amounts set forth on EXHIBIT E hereto. The Transaction Partner acknowledges that such shares of common stock may be sold to the Transaction Partner at a price per share equal to the price at which the stock is offered in the public offering and that the Transaction Partner may be subject to a lockup agreement for a term of one year from the date of the closing of the public offering.

            10. Confidentiality. Each of the parties hereto will, subject to complying with applicable law or a court order, maintain the confidentiality of all information furnished to such party in connection with the Transaction, and each such party will inform any representative that may be furnished with such information of the confidential nature thereof.


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Trans Cosmos, Inc.
March 12, 1999
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            11. Binding Agreement; Documentation. The parties hereto will immediately after executing this Letter work in good faith to more fully document the Transaction including, but not limited to, preparing (a) a shareholders agreement for ABT Japan which shall be executed by ABT and all Japanese Shareholders, shall incorporate the terms and conditions set forth herein and shall include such other key provisions as set forth in EXHIBIT G, and as to which provisions Transaction Partner hereby consents (the "Shareholders Agreement"), and (b) the License Agreement (all such documentation being referred to herein collectively as the "Transaction Agreements"). The Transaction Partner and ABT will use their respective reasonable best efforts to negotiate and execute, and to cause ABT Japan to negotiate and execute, as soon as reasonably practicable but in no event later than May 31, 1999, the Transaction Agreements with respect to the Transaction. Notwithstanding anything to the contrary contained herein, unless and until such Transaction Agreements are entered into, this Letter (i) shall constitute the legally binding agreement of the parties hereto, and (ii) together with such other letter agreements executed by the other Japanese Shareholders, shall constitute the legally binding agreement of the Transaction Partner, the other Japanese Shareholders and ABT, expressly in lieu of such Transaction Agreements.

            12. Expenses. Each of ABT and the Transaction Partner will pay its own expenses incident to the negotiation, preparation and execution of this Letter and the Transaction Agreements, including without limitation, all fees, expenses, due diligence costs and fees of their respective counsel.

            13. Choice of Law. This Letter shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties hereto.

            14. Submission to the Jurisdiction. Any legal action or proceeding with respect to this Letter may be brought in the courts of the State of California or of the United States for the Central District of California, and Transaction Partner consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. Transaction Partner irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of inconvenient forum, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Letter. Transaction Partner further consents to process being served in any such action or proceeding by mailing a copy thereof to its address set forth above, and agrees that such service shall be deemed in every respect effective service of process upon Transaction Partner in any such action or proceeding and shall be taken and held to be valid personal service upon and personal delivery to Transaction Partner to the full extent permitted by law.


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Trans Cosmos, Inc.
March 12, 1999
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            15. Injunctive Relief. It is understood that any party hereto may institute appropriate proceedings against a breaching party hereunder (and others who are subject to the terms hereof) to enforce its rights hereunder. The parties hereto acknowledge and agree that money damages would not be a sufficient remedy for any violation of the terms of this Letter and, accordingly, the non-breaching party shall be entitled to specific performance and injunctive relief as remedies for any violation. These remedies shall not be deemed to be exclusive remedies for a violation of the terms of this Letter but shall be in addition to all other remedies available to the non-breaching party at law or in equity. In any proceeding or dispute under this Letter, whether brought in arbitration or a court of law, the substantially prevailing party shall be entitled to recover from the other party its legal fees and costs relating to enforcing or protecting its rights hereunder.

            16. Advice of Counsel. Transaction Partner hereby represents and warrants that it has received advice of legal counsel of its own selection in negotiations for, and the preparation of, this Letter, that it has read this Letter or has had the same read to it by its counsel, that it has had this Letter, and the legal effect hereof, fully explained by such counsel, and that Transaction Partner is fully aware of this Letter's contents and legal effect.

            17. Counterparts. This Letter may be signed may be executed by one or more parties hereto in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.


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Trans Cosmos, Inc.
March 12, 1999
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            If you are in agreement with the foregoing, please have the enclosed copy of this Letter executed in the space provided below and return a fully executed copy to the undersigned prior to 5:00 p.m. (California time) on March 18, 1999 at which time the terms of this Letter will expire if not then countersigned by you. We look forward to working with you.


                                             Very truly yours,

                                             AUTOBYTEL.COM INC.


                                             By: /s/ Mark Lorimer
                                                 -------------------------------
                                                 Name: Mark Lorimer
                                                 Title: President and CEO


Agreed and Accepted:

TRANS COSMOS, INC.



By: /s/ Koki Okuda
    ------------------------------
    Name: Koki Okuda
    Title: Chairman and Chief
           Executive Officer


Date: March 12, 1999